WINFIELD FINANCIAL GROUP CLEARS SEC FOR TRADING UNDER THE
SYMBOL WFLD

FOR IMMEDIATE RELEASE

Las Vegas, Nevada, January 14, 2004/ - - The Board of Directors and Bob Burley; President of Winfield Financial Group, Inc. (OTCBB:WFLD) announces that the Company has
cleared  all  required  filings  with  the  Securities   and
Exchange Commission and the National Association of Securities Dealers to have its securities qualified for quotation on the Over The Counter Bulletin Board (OTCBB).

About Winfield

Winfield Financial Group, Inc. operates as a business broker, primarily representing sellers and offering its clients' businesses for sale that have a sales volume range from $5 to $75 million in revenues. The Company was established in May of 2000 with the Company's national home office at 2770 Maryland Parkway, Suite 402, Las Vegas, Nevada 89109.

Winfield will be limiting its business to asset sale transactions and not transactions in which businesses are sold through the sale of stock. The Company also provides, on an infrequent basis, buyer services to include, but not limited to, buyer-broker agreements and individual business searches, consulting, and negotiations. Winfield intends to advertise its clients' companies assets for sale through a variety of media, including the internet, newspapers and trade journals.



HISTORICAL BUSINESS INFORMATION: The Company was initially incorporated on May 2, 2000 under the laws of the State of Nevada and its effective date of being quoted on the NASD OTCBB was December 29, 2003. Since their inception the company has devoted their activities to the raising capital; establishing their business brokerage business; and developing markets for the services they offer. In July 2002, the Company completed a public offering of shares of common stock of the Company in accordance with Regulation D, Rule 504 of the Securities Act, and the registration by qualification of said offering in the State of Nevada.


To view more information on Winfield Financial Group, Inc., visit http://www.winfieldfinancialgroup.com


Some of the statements in this communication are "forward-looking statements." These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under "Risk Factors." The words "believe," "expect," "anticipate," "intend," "plan," and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments